Exhibit 12


                                VANGUARD HEALTH SYSTEMS, INC.
                Computation of Ratio of Earnings to Fixed Charges (dollars in thousands)



                                                                                                           Pro Forma     Pro Forma
                                            For the Year Ended June 30,               Three Months Ended   Year Ended  Three Months
                                   ---------------------------------------------         September 30,       June 30,     Ended
                                       1998        1999       2000       2001         2000           2001      2001   Sept. 30, 2001
                                   ---------  ----------   ---------   ---------   ---------- ------------ ---------- --------------
Income from continuing
  operations before income
  taxes ........................   $ (2,618)   $ (5,107)   $   (181)   $ 10,671    $    202   $  2,491    $ (5,141)   $  1,345
Equity method (income loss) ....         68        (240)         74        (165)          9       (107)       (165)       (107)
Portion of rents representative
  of interest ..................        105         560       1,709       3,058         761        780       3,622         780
Interest, including amortization
  of debt issuance expense......        330       4,395       9,235      17,491       4,803      5,965      31,111       7,111
                                   --------    --------    --------    --------    --------   --------    --------    --------
Earnings .......................   $ (2,115)   $   (392)   $ 10,837    $ 31,055    $  5,775   $  9,129    $ 29,427    $  9,129
                                   ========    ========    ========    ========    ========   ========    ========    ========

Portion of rents representative                                                                                       $    780
  of interest ..................   $    105    $    560    $  1,709    $  3,058    $    761   $    780    $  3,622
Interest including amortization
  of debt issuance expense......        330       4,395       9,235      17,491       4,803      5,965      31,111       7,111
                                   --------    --------    --------    --------    --------   --------    --------    --------
  Fixed Charges ................   $    435    $  4,955    $ 10,944    $ 20,549    $  5,564   $  6,745    $ 34,733    $  7,891
                                   ========    ========    ========    ========    ========   ========    ========    ========
  Ratio of earnings to fixed
    charges ....................       --          --          --          1.51        1.04       1.35        --          1.16

Amount by which earnings are
   inadequate to cover fixed
   charges .....................   $  2,550    $  5,347    $    107    $      -    $      -   $      -    $  5,306    $      -